UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 10, 2010

DineEquity, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15283	95-3038279
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 North Brand Boulevard Glendale, California	91203
(Address of Principal Executive Offices)	(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 10, 2010, DineEquity, Inc. (the “Company”) completed the sale of two of 63 Applebee’s company-operated restaurants located in Minnesota and Wisconsin pursuant to the terms of the Asset Purchase Agreement (as amended, the “Agreement”), entered into on July 23, 2010, by and among Applebee’s Restaurants North LLC and Applebee’s Restaurants, Inc., each a subsidiary of the Company, and Apple American Group, LLC (“Apple American”).  The Agreement was previously reported in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on July 29, 2010. As previously reported in the Company’s Form 10-Q for the quarterly period ended September 30, 2010, the Company completed the sale of 61 of the 63 restaurants on October 21, 2010, and a copy of the Agreement was previously filed with the SEC as Exhibit 10.3 to the Company’s Form 10-Q for the quarterly period ended September 30, 2010.  The description of the Agreement herein is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference from the Company’s Form 10-Q for the quarterly period ended September 30, 2010.

The transactions under the Agreement resulted in gross proceeds to the Company of approximately $32.4 million, inclusive of approximately $1.4 million of inventory and petty cash. The Company used the net proceeds from the sale of the 63 Applebee’s company-operated restaurants pursuant to the Agreement, along with borrowings made under the Company’s senior secured credit facility, to fund the previously disclosed redemptions of the Company’s Series A Perpetual Preferred Stock, par value $1.00 per share, that occurred on each of November 1, 2010 and November 15, 2010.

Apple American is the Company’s largest franchisee of Applebee’s Neighborhood Grill & Bar restaurants, with 269 restaurants in California, Delaware, Indiana, Minnesota, Nevada, New Jersey, Ohio, Pennsylvania, Washington State, West Virginia and Wisconsin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2010

DineEquity, Inc.

	By:	/s/ John F. Tierney
Name: John F. Tierney
Title: Chief Financial Officer